Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2017 SECOND QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – January 26, 2017 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended January 1, 2017.

Net sales for the Company’s fiscal second quarter ended January 1, 2017 were $98.9 million, compared to net sales of $102.5 million for the prior year quarter ended December 27, 2015.  Net income for the current year quarter was $398,000, compared to net income of $3.4 million in the prior year quarter.  Diluted earnings per share for the current year quarter were $0.11 compared to diluted earnings per share of $0.93 in the prior year quarter.

For the six months ended January 1, 2017, net sales were $199.2 million compared to net sales of $199.0 million during the prior year six month period. Net income during the current year six month period was $1.9 million compared to net income of $6.7 million during the prior year six month period. Diluted earnings per share were $0.53 for the current year six month period ended January 1, 2017 compared to diluted earnings per share of $1.83 for the prior year six month period ended December 27, 2015.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	January 1, 2017	December 27, 2015

Fiat Chrysler Automobiles	$22.8	$31.8
General Motors Company	22.2	20.7
Ford Motor Company	14.3	14.1
Tier 1 Customers	17.3	15.7
Commercial and Other OEM Customers	13.6	11.5
Hyundai / Kia	8.7	8.7
TOTAL	$98.9	$102.5

The sales to Fiat Chrysler Automobiles in the current year quarter decreased due to lower customer vehicle production volume and content on components we supply, in particular on the Chrysler 200 which was discontinued during December 2016 and lower volume on the new Pacifica minivan.

The increase in sales to General Motors Company in the current year quarter was primarily attributed to higher customer vehicle production volume. Sales to Ford Motor Company and Hyundai/Kia in the current year quarter were flat compared to the prior year quarter.  Sales to Tier 1 Customers and Commercial and Other OEM Customers during the current year quarter each increased in comparison to the prior year quarter.  These customers primarily represent purchasers of vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.

The gross profit margin was 13.6 percent in the current year quarter compared to 18.2 percent in the prior year quarter.  The decrease gross profit margin in the current year quarter compared to the prior year quarter was attributed to agreed upon customer price reductions that became effective at the start of the 2016 calendar year, a less favorable product sales mix, additional costs incurred to improve quality of our production processes and start up of our new Leon, Mexico facility. The above items were partially offset by a more favorable Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico.

Engineering, Selling and Administrative expenses as a percentage of net sales increased to 11.4 percent in the current year quarter from 10.9 percent in the prior year quarter. Overall, expenses were relatively flat in the current year quarter compared to the prior year quarter.

Included in “Other Income, Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	January 1, 2017	December 27, 2015

Equity Earnings of VAST LLC Joint Venture	$642	$345
Equity Loss of STRATTEC Advanced Logic LLC Joint Venture	(413)	(367)
Net Foreign Currency Transaction Gain	568	215
Other	143	135
	$940	$328

The higher income tax provision in the current year quarter compared to the prior year quarter  related to a dividend paid from our Mexican subsidiaries to our U.S. parent company that increased our income tax expense by $424,000 in the current year quarter and reduced diluted earnings per share by $0.12.

During the current year quarter, STRATTEC contributed $2.0 million to its Defined Benefit Pension Trust to improve the funded status of the Plan.

Frank Krejci, President and CEO commented:  “After winning record amounts of new business last fiscal year, we are faced with additional costs in executing new programs which have a negative impact now, but should create positive results when those programs go into production. We are also actively adding new capital equipment, building a new facility in Leon, Mexico, plus investing in people and manufacturing processes to improve quality which will benefit us in the future. Earnings are currently being impacted for these reasons.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our companies' products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 105 years.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION

Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015

Net Sales	$98,945	$102,511	$199,189	$199,024
Cost of Goods Sold	85,450	83,901	171,089	163,915
Gross Profit	13,495	18,610	28,100	35,109

Engineering, Selling & Administrative Expenses	11,329	11,196	22,699	21,770
Income from Operations	2,166	7,414	5,401	13,339

Interest Income	39	8	80	15
Interest Expense	(98)	(23)	(176)	(44)
Other Income, Net	940	328	1,045	3
Income Before Provision for Income Taxes and Non-Controlling Interest	3,047	7,727	6,350	13,313

Provision for Income Taxes	1,410	2,514	2,308	4,268

Net Income	1,637	5,213	4,042	9,045
Net Income Attributable to Non-Controlling Interest	(1,239)	(1,810)	(2,102)	(2,369)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$398	$3,403	$1,940	$6,676
Earnings Per Share:
Basic	$0.11	$0.95	$0.54	$1.87
Diluted	$0.11	$0.93	$0.53	$1.83
Average Basic Shares Outstanding	3,589	3,563	3,583	3,553

Average Diluted Shares Outstanding	3,667	3,624	3,664	3,621

Other
Capital Expenditures	$8,883	$4,230	$16,329	$8,095
Depreciation & Amortization	$2,887	$2,679	$5,647	$5,075

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	January 1, 2017	July 3, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,190	$15,477
Receivables, net	59,393	63,726
Inventories, net	39,086	38,683
Other current assets	14,966	16,565
Total Current Assets	121,635	134,451
Investment in Joint Ventures	14,713	14,168
Other Long Term Assets	13,113	8,408
Property, Plant and Equipment, Net	91,141	85,149
	$240,602	$242,176

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$32,294	$32,416
Other	28,857	31,799
Total Current Liabilities	61,151	64,215
Accrued Pension and Post Retirement Obligations	2,661	2,728
Borrowings Under Credit Facility	20,000	20,000
Other Long-term Liabilities	1,195	721
Shareholders’ Equity	314,742	312,876
Accumulated Other Comprehensive Loss	(40,752)	(37,673)
Less: Treasury Stock	(135,850)	(135,871)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	138,140	139,332
Non-Controlling Interest	17,455	15,180
Total Shareholders’ Equity	155,595	154,512
	$240,602	$242,176

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	January 1, 2017	December 27, 2015	January 1, 2017	December 27, 2015

Cash Flows from Operating Activities:
Net Income	$1,637	$5,213	$4,042	$9,045
Adjustments to Reconcile Net Income to Cash Provided by (Used In) Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(229)	22	(291)	315
Depreciation and Amortization	2,887	2,679	5,647	5,075
Foreign Currency Transaction Gain	(1,808)	(364)	(2,497)	(1,321)
Unrealized Loss (Gain) on Peso Forward Contracts	664	(29)	1,563	867
Stock Based Compensation Expense	364	372	792	870
Change in Operating Assets/Liabilities	1,433	(8,649)	893	(11,631)
Other, net	24	(35)	(148)	-

Net Cash Provided by (Used In) Operating Activities	4,972	(791)	10,001	3,220

Cash Flows from Investing Activities:
Investment in Joint Ventures	(100)	(220)	(100)	(220)
Loan to Joint Venture	(550)	-	(1,400)	(150)
Repayment of Loan to Joint Venture	-	-	75	-
Additions to Property, Plant and Equipment	(8,883)	(4,230)	(16,329)	(8,095)
Net Cash Used in Investing Activities	(9,533)	(4,450)	(17,754)	(8,465)

Cash Flow from Financing Activities:
Borrowings on Line of Credit Facility	13,000	4,500	21,000	5,500
Payments on Line of Credit Facility	(17,000)	(1,000)	(21,000)	(5,500)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(1,764)	(1,568)
Contribution from Non-Controlling Interest	-	-	2,940	-
Dividends Paid	(503)	(466)	(1,006)	(932)
Exercise of Stock Options and Employee Stock Purchases	86	101	160	584

Net Cash (Used in) Provided by Financing	(4,417)	3,135	330	(1,916)

Effect of Foreign Currency Fluctuations on Cash	99	62	136	(611)

Net Decrease in Cash & Cash Equivalents	(8,879)	(2,044)	(7,287)	(7,772)

Cash and Cash Equivalents:
Beginning of Period	17,069	19,967	15,477	25,695
End of Period	$8,190	$17,923	$8,190	$17,923